Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192766) of Caterpillar Inc. of our report dated June 25, 2021 relating to the financial statements and supplemental schedules of the Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Peoria, Illinois
June 25, 2021